Exhibit 99.1

Selectis Health Enters Agreements to Sell Four Skilled Nursing Facilities in Georgia

- The Company’s Warrenton, Eastman, Glen Eagle, and Sparta Facilities to be Acquired for an Aggregate Consideration of $31 Million -

Greenwood Village, Colorado, December 5, 2023 – Selectis Health, Inc. (OTC: GBCS) (“Selectis” or the “Company”) announced that several wholly owned affiliates (the “Affiliates”)1 have entered into agreements to sell the Company’s four owned and operated skilled nursing facilities in Georgia. The agreements provide for the sale of the Company’s Warrenton Healthcare & Rehabilitation, Eastman Healthcare & Rehabilitation, Glen Eagle Nursing and Rehabilitation, and Providence of Sparta Healthcare & Rehabilitation facilities, for an aggregate consideration of $31 million.

Transaction Summary

On November 30, 2023 (the “Effective Date”), the Affiliates concurrently entered into Purchase and Sale (“PSA”) and Operations Transfer (“OTA”) agreements with Glen Eagle Propco LLC, Eastman Propco LLC, Providence Propco LLC, and Warrenton Propco LLC (collectively “the Purchaser”). Under the agreements’ terms, the Purchaser will acquire the four Georgia facilities’ real estate, buildings, and improvements, along with certain personal property used in their respective operations.

At the Purchaser’s election, the Affiliates’ rights and interests associated with their Medicare and Medicaid provider numbers—along with their Medicare and Medicaid provider reimbursement

Agreements—shall also be assigned to the Purchaser at the close of the transaction, subject to legal permissibility and related conditions noted in the OTA .

Georgia Facilities Included in the Transaction

Facility	Beds
Warrenton Healthcare & Rehabilitation	110
Glen Eagle Nursing & Rehabilitation	101
Eastman Healthcare & Rehabilitation	100
Providence of Sparta Healthcare & Rehabilitation	71

Following completion of the transaction, the Company’s remaining owned facility in Georgia will be the Archway Transitional Care skilled nursing facility (formerly known as Goodwill Nursing Home). The Company’s total remaining footprint is summarized below:

1 Comprising Global Abbeville Property, LLC; Dodge NH, LLC; Providence HR, LLC; and Atl/Warr, LLC, as noted in the Purchase and Sale Agreement dated November 30, 2023.

Remaining Facilities Post-Transaction

Facility	Beds	Facility Type	State
Grand Prairie Nursing Home[2]	141	Skilled Nursing	AR
Archway Transitional Care[2]	172	Skilled Nursing	GA
Meadowview Healthcare & Rehabilitation	99	Skilled Nursing	OH
Higher Call Healthcare & Rehabilitation	86	Skilled Nursing	OK
Maple Street Healthcare & Rehabilitation	29	Skilled Nursing	OK
Park Place Healthcare & Rehabilitation	106	Skilled Nursing	OK
Southern Hills Assisted Living Facility[3]	24	Assisted Living	OK
Southern Hills Healthcare & Rehabilitation[3]	106	Skilled Nursing	OK
Southern Hills Retirement Facility[3]	90	Independent Living	OK

Closing Terms and Proceeds

To close the transaction, the Purchaser must obtain the facilities’ required operating licenses from the Georgia Department of Community Health, along with other necessary federal and state regulatory certifications, operational licenses, and permits. The Affiliates and Purchaser must also satisfy all due diligence provisions and requirements set forth in the PSA. Subject to these and other closing requirements, the transaction is expected to close at least 45 days after (i) the completion of the due diligence period and (ii) obtaining the necessary regulatory approvals, on the first business day of the first calendar month after the last of these processes is complete.

Pursuant to the agreements, the facilities will be sold for an aggregate consideration of $31 million. On the Effective Date, the Purchaser placed an initial deposit of $250,000 in escrow, which shall be fully refundable until the expiration of the due diligence period. Once the due diligence period expires, the Purchaser shall deposit an additional $250,000 into escrow. Both deposits, and the remaining balance of the purchase price, will be paid to the Affiliates at closing.

Adam Desmond, interim CEO of Selectis Health, commented: “The attractive valuation of our Georgia facilities is a testament to the success of our facility-level financing and operational improvement initiatives. We expect the significant additional capital from this sale to enhance the flexibility of our balance sheet as we optimize our remaining footprint and progress towards portfolio-wide profitability. While our work is not yet finished, we will continue to work towards closing this transaction and seek additional opportunities to create and maximize shareholder value.”

For more information on the transaction, please see the Company’s associated Form 8-K disclosure.

2 Leased facilities operated by third parties.

3 All located on the same campus in Tulsa, OK.

About Selectis Health

Selectis Health owns and/or operates healthcare facilities in Arkansas, Georgia, Ohio, and Oklahoma, providing a wide array of living services, speech, occupational, physical therapies, social services, and other rehabilitation and healthcare services. Selectis focuses on building strategic relationships with local communities in which its partnership can improve the quality of care for facility residents. With its focused growth strategy, Selectis intends to deepen its American Southcentral and Southeastern market presence to better serve the aging population along a full continuum of care.

For more information, please visit www.selectis.com.

Forward Looking Statements

This press release contains statements that plan for or anticipate the future. In this press release, forward-looking statements are generally identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements include, but are not limited to, statements regarding the following:

*	strategic business relationships;
*	statements about our future business plans and strategies;
*	anticipated operating results and sources of future revenue;
*	our organization’s growth;
*	adequacy of our financial resources;
*	development of markets;
*	competitive pressures;
*	changing economic conditions; and,
*	expectations regarding competition from other companies.
*	the duration and scope of the COVID-19 pandemic
*	the impact of the COVID-19 pandemic on occupancy rates and on the operations of the Company’s facilities.
*	Actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting our properties and our operations.
*	The effects of health and safety measures adopted by us in response to the COVID-19 pandemic.
*	Increased operational costs because of health and safety measures related to COVID-19.
*	Disruptions to our property acquisition and disposition activities due to economic uncertainty caused by COVID-19.
*	General economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth.

Although we believe that any forward-looking statements, we make in this press release are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this press release, include:

*	changes in general economic and business conditions affecting the healthcare industry;
*	developments that make our facilities less competitive;
*	changes in our business strategies;
*	the level of demand for our facilities; and
*	regulatory changes affecting the healthcare industry and third-party payor practices.

Investor Relations Contact

Scott Liolios or Jackie Keshner

Gateway Group, Inc.

(949) 574-3860

selectis@gateway-grp.com